Exhibit 99.1

DataLogic
International [logo]


Press Release

Of interest to editors and journalists covering:
Fleet Management, GPS Fleet Tracking, Telematics, Mobile Resource Management, AZ Business News, Orange County CA Business News, Business/Finance

DataLogic International Completes $3,250,000 Refinancing

Transaction Increases Financial Flexibility and Facilitates Future Growth

IRVINE, CA, January 25, 2006   DataLogic International, Inc., (OTC Bulletin
Board: DLGI; Berlin, Frankfurt Stock Exchange: 779612), a provider of GPS-based mobile asset tracking, secured mobile communications and network security, today announced that it has completed a $3,250,000 debt refinancing with Laurus Master Fund, Ltd. The proceeds were used to redeem the existing convertible note held by Laurus. The new term note is non-convertible and carries an interest rate of prime plus 2.00% per year, subject to a floor interest rate of 8.00% and is due on December 31, 2007. In connection with the new note, the Company issued Laurus an option to purchase 1,560,000 shares of its common stock for $.001 per share, subject to registration. The Company expects net proceeds in excess of $1,000,000 from the transaction.

"This latest straight term note financing combined with the redemption of our original convertible note has greatly reduced equity dilution. We've also lowered our cost of capital and extended our maturity date. We are pleased to have completed this important strategic step with Laurus and look forward to continuing to execute our aggressive growth plans." said Keith Moore, CEO of DataLogic.

About DataLogic International, Inc.

DataLogic International, Inc. provides communications solutions and consulting services to a wide range of U.S. and international commercial enterprises and governmental agencies. DataLogic provides complete GPS and location based services to rapidly growing markets such as vehicle and asset tracking, public safety and homeland security. The Company offers a cost-effective, fully integrated tracking system for a wide range of markets. DataLogic also provides secure mobile communications, video communications as well as Information Technology and consulting services. For more information about DataLogic International, please visit www.dlgi.com.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as: believe, expect, anticipate, should, planned, will, may, intend, estimated, and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, the market performance of acquired business entities and assets and other factors such as, but not limited to, those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to DataLogic International or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.
ISIN: US23804Q1022

Media Contact:

Keith Moore, CEO and Chairman
DataLogic International, Inc.
+1-949-260-0120, ext. 106

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